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                              EXHIBIT 23(h)(1)(ii)

             FORM OF SUPPLEMENT TO ADMINISTRATIVE SERVICES AGREEMENT

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
May 7, 2002


CNI Charter Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456


Ladies and Gentlemen:

This letter agreement supplements the Administration Agreement between CNI Charter Funds (the "Trust") and SEI Investments Mutual Funds Services ("SIMFS"), dated April 1, 1999 (the "Agreement"). Each of the undersigned hereby covenants and agrees as follows:

CONFIDENTIALITY
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All books, records, information and data pertaining to the business of the
Trust, including but not limited to names and addresses of "customers" or "consumers" (as those terms are defined in Regulation S-P), which are exchanged or received hereunder shall be kept confidential and shall not be used or voluntarily disclosed to any other person, except as may be permitted hereunder or required by law. This provision shall not apply to information lawfully in the possession of SIMFS prior to the term hereof, lawfully obtained from other sources or independently developed by SIMFS without reference to or reliance on information obtained from the Trust.

If, in accordance with U.S. Securities and Exchange Commission ("SEC") Regulation S-P, "non-public personal information" (as this term is defined in Regulation S-P) regarding the Trust's customers or consumers is disclosed to SIMFS in connection with the Agreement, then SIMFS will not disclose or use that information other than as strictly and absolutely necessary to carry out the purposes of the Agreement. This paragraph shall survive the termination of the Agreement.


SEI INVESTMENTS MUTUAL FUNDS SERVICES                CNI CHARTER FUNDS



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By:                                                  By:
Title:                                               Title: